ENVIRONMENTAL
AND
HAZARDOUS SUBSTANCES INDEMNITY AGREEMENT

THIS ENVIRONMENTAL AND HAZARDOUS SUBSTANCES INDEMNITY AGREEMENT (this “Agreement”) dated as of September 28, 2007, is given by NNN HEALTHCARE/OFFICE REIT E FLORIDA LTC, LLC, a Delaware limited liability company (“Borrower”) to and for the benefit of KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent (“Agent”) for the Lenders now or hereafter party to the Loan Agreement referred to below (Agent and Lenders being referred to herein individually and collectively as “Lender”).

Recitals

On or about the date hereof, Borrower and Lender have entered into that certain Loan Agreement (“Loan Agreement”) whereby Lender has agreed to make a loan (the “Loan”) to Borrower in the principal amount of THIRTY MILLION FIVE HUNDRED THOUSAND and NO/100 DOLLARS ($30,500,000.00). Payment of the Loan is secured by the Mortgage which encumbers real property (“Property”) located in the Counties of Broward, Orange and Duval, State of Florida, as described in the Mortgage. Lender requires this Agreement as a condition to the Loan.

Agreements

In consideration of the Loan, Borrower agrees as follows:

1.	Definitions. Initially capitalized terms used and not otherwise defined herein shall have the meanings respectively ascribed to them in the Loan Agreement.

2.	Representations and Warranties. Borrower represents and warrants to Lender as follows:

(a)	Except as specifically disclosed in the Environmental Reports listed on Exhibit A attached hereto (“Environmental Reports”), to the best of Borrower’s knowledge, the Property has been and is free from contamination by Hazardous Material, and no release of any Hazardous Material has occurred on, onto or about the Property;

(b)	Except as specifically disclosed in the Environmental Reports, to the best of Borrower’s knowledge, the Property currently complies with all Environmental Laws;

(c)	To the best of Borrower’s knowledge, all necessary notices have been filed and all required permits, licenses and other authorizations have been obtained, including those relating to the generation, treatment, storage, disposal or use of Hazardous Material at the Property;

(d)	To the best of Borrower’s knowledge, there is no present, past or threatened investigation, inquiry or proceeding relating to the environmental condition of, or to events on or about, the Property; and

(e)	Borrower has not, nor will it, release or waive the liability of any previous owner, lessee or operator of the Property or any party who may be potentially responsible for the presence of or removal of Hazardous Material from the Property, nor has it made promises of indemnification regarding Hazardous Material on the Property to any party, except as contained herein and in the Loan Documents.

3.	Covenants. Borrower shall:

(a)	Comply, and cause all other persons on or occupying the Property to comply, with all Laws relating to Hazardous Material;

(b)	Not install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, Hazardous Material on, under or about the Property;

(c)	Immediately advise Agent in writing of:

(i)	Any and all Environmental Proceedings;

(ii)	The presence of any Hazardous Material on, under or about the Property of which Lender has not previously been advised in writing;

(iii)	Any remedial action taken by, or on behalf of, any Borrower in response to any Hazardous Material on, under or about the Property or to any Environmental Proceedings of which Lender has not previously been advised in writing;

(iv)	The discovery by any Borrower of the presence of any Hazardous Material on, under or about any real property or bodies of water adjoining or in the vicinity of the Property; and

(v)	The discovery by any Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Laws relating to Hazardous Material;

(d)	Provide Agent with copies of all reports, analyses, notices, licenses, approvals, orders, correspondences or other written materials in its possession or control relating to the environmental condition of the Property or real property or bodies of water adjoining or in the vicinity of the Property or Environmental Proceedings immediately upon receipt, completion or delivery of such materials;

(e)	Not install or allow to be installed any tanks on, at or under the Property, except for temporary above-ground tanks used in connection with the corrective actions described in the Environmental Report;

(f)	Not create or permit to continue in existence any lien (whether or not such lien has priority over the lien created by the Mortgage) upon the Property imposed pursuant to any Environmental Laws; and

(g)	Not change or alter the present use of the Property unless Borrower shall have notified Agent thereof in writing and Agent shall have determined, in its sole and absolute discretion, that such change or modification will not result in the presence of Hazardous Material on the Property in question in such a level that would increase the potential liability for Environmental Proceedings.

4.	Right of Entry and Disclosure. Borrower grants to Lender its agents, employees, consultants and contractors, an irrevocable license and authorization to enter upon and inspect the Property at reasonable times and upon reasonable advance notice, and conduct such environmental audits and tests, including, without limitation, subsurface testing, soils and groundwater testing, and other tests which may physically invade the Property, in its sole and absolute discretion, determine are necessary or desirable. With respect to invasive testing, such as soil borings, Lender shall consult with Borrower in advance of such tests. Lender agrees, however, that it shall not conduct any such audits, unless an Event of Default exists under the Loan Documents or Lender has reason to believe that such audit may disclose the presence or release of Hazardous Material or unless an environmental audit deems further testing necessary. Without limiting the generality of the foregoing, Borrower agrees that Lender shall have the right to appoint a receiver to enforce this right to enter and inspect the Property to the extent such authority is provided under applicable law. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with any inspection, audit or testing conducted in accordance with this Section 4 shall be paid by Borrower. The results of all investigations and reports prepared by Lender shall be and at all times remain the property of Lender and under no circumstances shall Lender have any obligation whatsoever to disclose or otherwise make available to Borrower or any other party such results or any other information obtained by it in connection with such investigations and reports; provided, however, that if there exists no Event of Default under the Loan Documents, if requested by Borrower, Lender shall provide to Borrower a copy of the written report with respect to any inspection, audit or testing for which Borrower has paid hereunder. Lender hereby reserves the right, and Borrower hereby expressly authorize Lender to make available to any party in connection with a sale of the Property any and all reports, whether prepared by Lender or prepared by Borrower and provided to Lender (collectively, the “Environmental Reports”) which Lender may have with respect to the Property. Borrower consents to Lender notifying any party under such circumstances of the availability of any or all of the Environmental Reports and the information contained therein. Borrower further agrees that Lender may disclose such Environmental Reports to any governmental agency or authority if they reasonably believe that they are required to disclose any matter contained therein to such agency or authority; provided that Lender shall give Borrower at least 48 hours prior written notice before so doing. Borrower acknowledges that Lender cannot control or otherwise assure the truthfulness or accuracy of the Environmental Reports, and that the release of the Environmental Reports, or any information contained therein, to prospective bidders at any foreclosure sale of the Property may have a material and adverse effect upon the amount which a party may bid at such sale. Borrower agrees that Lender shall not have any liability whatsoever as a result of delivering any or all of the Environmental Reports or any information contained therein to any third party, and Borrower releases and forever discharges Lender from any and all claims, damages, or causes of action arising out of connected with or incidental to the Environmental Reports or the delivery thereof.

5.	Borrower’s Remedial Work.

(a)	Borrower shall promptly perform or with respect to the corrective actions described in the Environmental Reports, cause to be performed any and all necessary remedial work (“Remedial Work”) in response to any Environmental Proceedings or the presence, storage, use, disposal, transportation, discharge or release of any Hazardous Material on, under or about any of the Property; provided, however, that Borrower shall perform or cause to be performed such Remedial Work so as to minimize any impairment to Lender’s security under the Loan Documents.

(b)	All Remedial Work shall be conducted:

(i)	In a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer;

(ii)	Pursuant to a detailed written plan for the Remedial Work approved by any public or private agencies or persons with a legal or contractual right to such approval;

(iii)	With such insurance coverage pertaining to liabilities arising out of the Remedial Work as is then customarily maintained with respect to such activities; and

(iv)	Only following receipt of any required permits, licenses or approvals.

(c)	The selection of the Remedial Work contractors and consulting environmental engineer, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) shall each be subject to Agent’s prior written approval, which shall not be unreasonably withheld or delayed. In addition, Borrower shall submit to Agent, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed removal or other Remedial Work contracts and similar information prepared or received by Borrower in connection with any Remedial Work, or Hazardous Material relating to the Property. All costs and expenses of such Remedial Work shall be paid by Borrower, including, without limitation, the charges of the Remedial Work contractors and the consulting environmental engineer, any taxes or penalties assessed in connection with the Remedial Work and Lender’s reasonable fees and out-of-pocket costs incurred in connection with monitoring or review of such Remedial Work. Lender shall have the right but not the obligation to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Environmental Proceedings.

6.	Indemnity. Borrower shall protect, indemnify, defend and hold Lender and any successors to Lender’s interest in the Property, and any other Person who acquires any portion of the Property at a foreclosure sale or otherwise through the exercise of Lender’s rights and remedies under the Loan Documents, and all directors, officers, employees and agents of all of the aforementioned indemnified parties, harmless from and against any and all actual or potential claims, liabilities, damages (direct or indirect), losses, fines, penalties, judgments, awards, costs and expenses (including, without limitation, reasonable attorney fees and costs and expenses of investigation) (collectively, “Expenses”) which arise out of or relate in any way to any breach of any representation, warranty or covenant contained herein, or any Environmental Proceedings or any use, handling, production, transportation, disposal, release or storage of any Hazardous Material in, under or on the Property, whether by any Borrower or any other person, including, without limitation:

(a)	All foreseeable and all unforeseeable Expenses arising out of:

(b)	Environmental Proceedings or the use, generation, storage, discharge or disposal of Hazardous Material by Borrower, any prior owner or operator of the Property or any person on or about the Property;

(c)	Any residual contamination affecting any natural resource or the environment; or

(d)	Any exercise by Lender of any of its rights and remedies hereunder; and

(e)	The costs of any required or necessary investigation, assessment, testing, remediation, repair, cleanup, or detoxification of the Property and the preparation of any closure or other required plans.

Borrower’ liability to the aforementioned indemnified parties shall arise upon the earlier to occur of (1) discovery of any Hazardous Material on, under or about the Property, or (2) the institution of any Environmental Proceedings, and not upon the realization of loss or damage, and Borrower shall pay to Lender from time to time, immediately upon request, an amount equal to such Expenses, as reasonably determined by Lender. In addition, in the event any Hazardous Material is removed, or caused to be removed from the Property, by Borrower, Lender or any other person, the number assigned by the U.S. Environmental Protection Agency to such Environmental Proceedings or any similar identification shall in no event be in the name of Lender or identify the Lender as a generator, arranger or other designation. The foregoing indemnity shall not include Expenses arising solely from Hazardous Material which first exist on the Property following the date on which the Lender takes title to the Property, whether by foreclosure of the Mortgage, deed-in-lieu thereof or otherwise.

7.	Remedies Upon Default. In addition to any other rights or remedies Lender may have under this Agreement, at law or in equity, in the event that Borrower shall fail to timely comply with any of the provisions hereof, or in the event that any representation or warranty made herein proves to be false or misleading, then, in such event, after (i) delivering written notice to Borrower, which notice specifically states that Borrower have failed to comply with the provisions of this Agreement; and (ii) the expiration of the earlier to occur of the thirty (30) day period after receipt of such notice or the cure period, if any, permitted under any applicable law, rule, regulation or order with which Borrower shall have failed to comply, Lender may declare an Event of Default under the Loan Documents and exercise any and all remedies provided for therein, and/or do or cause to be done whatever is reasonably necessary to cause the Property to comply with all Laws relating to Hazardous Material and other applicable Laws, rules, regulations or orders and the cost thereof shall constitute an Expense hereunder and shall become immediately due and payable without notice and with interest thereon at the Default Rate until paid. Borrower shall give to Lender and its agents and employees access to the Property for the purpose of effecting such compliance and hereby specifically grant to Lender a license, effective upon expiration of the applicable period as described above, if any, to do whatever is necessary to cause the Property to so comply, including, without limitation, to enter the Property and remove therefrom any Hazardous Material or otherwise comply with any Laws relating to Hazardous Material.

8.	Obligations. The obligations set forth herein, including, without limitation, Borrower’ obligation to pay Expenses hereunder, are collectively referred to as, the “Environmental Obligations”. Notwithstanding any term or provision contained herein or in the Loan Documents, the Environmental Obligations are unconditional. Borrower shall be fully and personally liable for the Environmental Obligations hereunder, and such liability shall not be limited to the original principal amount of the Loan. The Environmental Obligations shall survive the repayment of the Loan and any foreclosure, deed-in-lieu of foreclosure or similar proceedings by or through which Lender or any of its affiliates, nominees, successors or assigns or any other person bidding at a foreclosure sale may obtain title to the Property or any portion thereof.

9.	Waiver. No waiver of any provision of this Agreement nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower shall in any case entitle Borrower to any other or further notice or demand in similar or other circumstances.

10.	Exercise of Remedies. No failure on the part of Lender to exercise and no delay in exercising any right or remedy hereunder, at law or in equity, shall operate as a waiver thereof. Lender shall not be estopped to exercise any such right or remedy at any future time because of any such failure or delay; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

11.	Assignment. Lender may assign its interest under this Agreement to any successor to its respective interests in the Property or the Loan Documents. This Agreement may not be assigned or transferred, in whole or in part, by Borrower and any purported assignment by Borrower of this Agreement shall be void ab initio and of no force or effect.

12.	Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Florida.

13.	Modifications. This Agreement may be amended or modified only by an instrument in writing which by its express terms refers to this Agreement and which is duly executed by Borrower and consented to in writing by Lender.

14.	Attorneys’ Fees. If Lender commences litigation for the interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach of this Agreement, Lender shall be entitled to its reasonable attorneys’ fees (including, but not limited to, in-house counsel fees) and court and other costs incurred in connection therewith.

15.	Interpretation. This Agreement has been negotiated by parties knowledgeable in the matters contained herein, with the advice of counsel, is to be construed and interpreted in absolute parity, and shall not be construed or interpreted against any party by reason of such party’s preparation of the initial or any subsequent draft of the Loan Documents or this Agreement.

16.	Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions in this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by law.

17.	Other Laws. Nothing in this Agreement, and no exercise by Lender of its rights or remedies under this Agreement, shall impair, constitute a waiver of, or in any way affect Lender’s rights and remedies with respect to Borrower under any Laws relating to Hazardous Material, including without limitation, contribution provisions or private right of action provisions under such Laws relating to Hazardous Material.

18.	Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be given as provided in the Loan Agreement.

19.	Captions. The headings of each section herein are for convenience only and do not limit or construe the contents of any provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed as of the day and year first above written.

“Borrower”

NNN HEALTHCARE/OFFICE REIT
E FLORIDA LTC, LLC, a Delaware
limited liability company

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Authorized Signatory